SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:

/X/     Preliminary Information Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

/ /     Definitive Information Statement

                          PRESIDENTIAL AIR CORPORATION
                -------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/      No fee required

/  /     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which transaction applies:


         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         (4) Proposed maximum aggregate value of transaction:


         (5) Total fee paid:


/  /     Fee paid previously with preliminary materials.

/  /     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:


         (2) Form, Schedule or Registration Statement No.:


         (3) Filing Party:


         (4) Date Filed:

                          PRESIDENTIAL AIR CORPORATION
                           4225 Executive Square # 200
                               La Jolla, CA 92037

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To be held on _______________, 2003

To the stockholders of Presidential Air Corporation:

         Notice is hereby given that a special meeting of stockholders of Presidential Air Corporation will be held on _______________, 2003 at 10:00 a.m. for the following purposes:

1. To amend the Articles of Incorporation to change the name of the Company to Safe Travel Care, Inc.

2. To amend the Articles of Incorporation to reverse split the shares of the Company on a one for two-hundred basis (1:200), and to reauthorize 200,000,000 common shares and 25,000,000 preferred shares at $.001 par value per share.

Common stockholders of record on the close of business on ______________, 2003 are entitled to notice of the meeting. All stockholders are cordially invited to attend the meeting in person.


                                      By Order of the Board of Directors,



                                       /s/  Paul A. Harbison
                                      ---------------------------------
                                      Paul A. Harbison
                                      Chief Executive Officer and Director

                                      ________________, 2003

                          PRESIDENTIAL AIR CORPORATION
                           4225 Executive Square, #200
                               La Jolla, CA 92037


                        PRELIMINARY INFORMATION STATEMENT
                             ________________, 2003

This Information Statement is furnished by the Board of Directors of Presidential Air Corporation (the "Company") to provide notice of a special meeting of stockholders of the Company which will be held on _____________, 2003.

The record date for determining which stockholders are entitled to receive this Information Statement has been established as the close of business on _______________, 2003 (the "Record Date"). This Information Statement will be first mailed on or about ______________, 2003 to stockholders of record at the close of business on the Record Date. As of the Record Date, there were outstanding 97,400,000 shares of the Company's Common Stock. The holders of all outstanding shares of Common Stock are entitled to one vote per share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date.

The presence at the special meeting of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the annual meeting other than those referred to in this Information Statement.

Each of the matters scheduled to come before the special meeting requires the approval of a majority of the votes of the shares outstanding. Shares held by members of management, the Board of Directors and those aligned with them own 54,295,500 or 55.7% of our outstanding Common Stock, and will be able to approve the matters presented in this Information Statement.

          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

   Background

         The Board of Directors has called a special meeting of the shareholders of the Company to approve two proposals; (1) to change the Company's name to Safe Travel Care, Inc. and (2) to amend the Company's Articles of Incorporation to reverse split the Company's shares and reauthorize the existing number of outstanding shares following the reverse split. Both of these proposals relate to the proposed acquisition of the assets of Safe Travel Care, a California Partnership.

         During the current fiscal year, the Company had virtually no business operations other than to look for a company with which to merge or acquire.

   Proposal 1

         Amendment to the Articles of Incorporation to change the name of the Company to Eternal Technology Group, Ltd.

         On March 14, 2003, the Company's Board of Directors authorized an amendment to the Articles of Incorporation to change the name of the Company to "Safe Travel Care, Inc." Under the proposal amendment, Article I of the Articles of Incorporation would be amended to read as follows:

         The name of the corporation (hereinafter called "Corporation") is Safe Travel Care, Inc.

         The purpose for the proposal amendment is to more clearly reflect the business of the Company following the acquisition of the assets of Safe Travel Care.

         The affirmative vote of a majority of all outstanding shares of common stock of the Company is required for approval of this proposal. Members of management, Board of Directors and those aligned with them own 54,295,500 shares or 55.7% of the shares outstanding, and will be able to approve this proposal. Therefore, abstentions, non-votes, or votes against will have no effect on the outcome of this proposal. The Board of Directors recommends a yes vote on this proposal.

   Proposal 2

         Amendment of the Articles of Incorporation to Reverse Split the Company's shares on a one for two-hundred basis and to reauthorize 200,000,000 common shares and 25,000,000 preferred shares, each having a par value of $.001 per share.

         On March 14, 2003, the Company's Board of Directors authorized an amendment to the Articles of Incorporation to reverse split the existing shares of the Company on a one for two-hundred basis and to reauthorize 200,000,000 shares of common stock and 25,000,000 shares of preferred stock, each having a par value of $.001 per share. Under this proposed amendment, the first paragraph of the Articles IV of the Articles of Incorporation would be amended to read as follows:

         The total number of shares which the Corporation shall have authority to issue (subsequent to the one for two-hundred reverse split effected on ___________, 2003) is Two-Hundred Twenty-Five Million (225,000,000) shares, consisting of two-hundred million (200,000,000) shares of Common Stock having a par value of $.001 per share and twenty-five million (25,000,000) shares of Preferred Stock having a par value of $.001 per share.

         The principle reasons for the proposed amendment are as follows:

(a) The Reverse Split The current price of the Company's common stock is extremely low. By reverse splitting the shares, the Company hopes to increase its price per share, although there can be no guaranty that the reverse split will result in a higher per share price.

         Any shareholder who would have less than one-hundred shares solely as a result of the reverse split, would have their share balance increased to one-hundred shares. Fractional shares will be rounded up to the next full share.

(b) Reauthorization of the 200,000,000 Common Shares and the 25,000,000 Preferred Shares. The principal purpose for re-authorizing these shares is to increase the Company's flexibility to make acquisitions using its shares. Currently, the Company is authorized to issue 200,000,000 common shares, of which 97,400,000 have already been issued leaving only 102,600,000 (513,000 post reverse split shares) authorized but unissued shares and leaving little flexibility for acquisitions with shares including the proposed acquisition of the assets of Safe Travel Care. By increasing the authorized shares, the Company will increase its flexibility and be able accommodate the acquisition of Safe Travel Care and other entities in the future, although no additional aquisitions are currently contemplated.

         Because of the proposed acquisition of the assets of Safe Travel Care a transaction in which requires the issuance of 3,400,000 post reverse split common shares, the Company would have an insufficient number of authorized, but unissued shares to complete this transaction. Following the one (1) for two-hundred (200) reverse split and after issuing the post reverse split shares for the acquisition, there will be 3,467,000 shares issued and outstanding. This would leave 195,533,000 shares of common stock and 25,000,000 shares of preferred stock authorized, but unissued. Because the Company hopes to raise additional equity subsequent to the acquisition of the assets of Safe Travel Care, an undetermined number of additional shares will also be issued for this equity. By affecting the one (1) for two-hundred (200) reverse split and re-authorizing 200,000,000 common shares, the Company will be able to complete the proposed acquisition and have sufficient shares available should any other opportunity arise, although none is now contemplated.

         If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock or securities convertible into common stock, except as may be required by applicable law, including, but not limited to, a statutory merger or a sale of substantially all of the assets.

         It should be noted that the re-authorization of 200,000,000 shares could serve as a tool against any takeover effects. The issuance of additional shares could have the effect of delaying, defering or preventing a change in control or a change in management without further action by the shareholders. Likewise, our Board of Directors will have the authority to issue up to 25,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.Also, management could use either the authorized but unissued common or preferred shares to resist or frustrate a third party transaction providing an above market premium that might be favored by a majority of independent shareholders. To date, we have no present plans to issue shares of preferred stock.

         The re-authorization of 200,000,000 common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights.

         The re-authorization of 200,000,000 shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The proposal to re-authorize 200,000,000 shares of common stock is not in response to any accumulation of stock or threatened takeover. The Company has no plans to subsequently implement additional measures having anti-takeover effects.

         While the re-authorization of 200,000,000 common shares is not necessary to accomplish the acquisition of the assets of Safe Travel Care, the Board believes that having additional shares available for future acquisition will increase the flexibility and timing for future acquisitions. There are at present, however, no additional acquisitions pending or contemplated.

         The affirmative vote of a majority of all outstanding shares of common stock of the Company is required for approval of this proposal. Members of management, the Board of Directors and those aligned with them own 54,295,500 shares or 55.7% of the shares outstanding, and will be able to approve this proposal. Therefore, abstentions, non-votes, or votes against will have no effect on the outcome of this proposal. The Board of Directors recommends a yes vote on this proposal.

   Other Matters

         The Board of Directors does not intend to bring any other matters before the Special Meeting and has not been informed that any other matters are to be presented by others.


                           BY ORDER OF THE BOARD OF DIRECTORS



                            /s/ Paul Harbison
                           --------------------------------------------
                           Paul Harbison, Chief Executive Officer and Director

Dated: ____________, 2003